UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11764-1 Marco Beach Drive

Jacksonville, Florida 32224

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 16, 2007, MSC - Medical Services Company (the “Company”) and Gary S. Jensen, the Company’s Chief Financial Officer, entered into an Amended and Restated Employment Agreement (the “Agreement”). The Agreement provides that Mr. Jensen be employed by the Company as the Company’s Senior Vice President - Chief Financial Officer for a term ending on February 15, 2009 at an initial annual salary of $270,000. Mr. Jensen shall be eligible for an annual bonus of 50% but no more than 80% of his base salary based on the realization of financial and performance goals. The Agreement also provides that Mr. Jensen, to the extent and on the terms set forth in the Agreement, not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company or others to compete with the Company for a period ending one (1) year from the date on which the Mr. Jensen ceases to be employed by the Company.

The Agreement also provides for a severance payment in the event of a termination without cause, death, disability or constructive discharge for nine months. The Agreement may be immediately terminated by the Company for cause, upon mutual written agreement of the Company and Mr. Jensen, or by the Company and Mr. Jensen at any time without cause.

On July 16, 2007, the Company also granted Mr. Jensen options to purchase 655,683 shares of the common stock of MCP-MSC Acquisition, Inc., a Delaware corporation and the sole shareholder of the Company, pursuant to an agreement entitled the Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan. The form of such Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan is set forth as Exhibit 10.6 of the Company’s Form S-4 filed with the Securities and Exchange Commission on March 31, 2006.

The Agreement is attached hereto as Exhibit 10.26.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

d) Exhibits

10.26 —	Amended and Restated Employment Agreement, dated July 16, 2007, by and between the Company and Gary S. Jensen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2007	MSC – MEDICAL SERVICES COMPANY

/s/ Joseph P. Delaney
Joseph P. Delaney
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.26	Amended and Restated Employment Agreement, dated July 16, 2007, by and between the Company and Gary S. Jensen